Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS META-ANALYSIS OF ANGIOGENIC GENE THERAPY STUDIES

SHOWS POSITIVE EFFECTS IN MEN AND WOMEN WITH HEART DISEASE

SAN DIEGO, CA – June 5, 2006 – Cardium Therapeutics, Inc. (OTCBB: CDTP) reported that meta-analysis findings of its AGENT clinical studies conducted by the Schering AG Group, Germany showed positive effects following intracoronary angiogenic therapy in both men and women with heart disease. The data were presented at the American Society of Gene Therapy (ASGT) 9th Annual Meeting in Baltimore, Maryland. Timothy D. Henry, M.D., FACC, an interventional cardiologist and Professor of Medicine at the Minneapolis Heart Institute presented the data at a Special Cardiovascular Session entitled Modulating Cardiac Phenotype: From Basic Mechanism to Clinical Trials. As reported, several positive findings have emerged from a review of the AGENT clinical data, which relates to the Company’s lead product candidate, Generx™ (Ad5FGF-4).

First, there was a statistically significant reduction in anginal severity among the Generx patients compared to placebo at 6 months as measured by CCS Class (Canadian Cardiovascular Society), a widely-used functional assessment for patients experiencing angina pectoris (chest pain associated with heart disease which can severely limit patients’ daily activities). Longer-term patient follow-up showed that the observed improvements with respect to anginal class were maintained even a year after patients had received a one-time infusion of Generx.

Second, among more exercise-limited patients in the AGENT-3 study (including both men and women over 55 who had previously been unable to exercise for more than 5 minutes on the exercise treadmill test (ETT)), there was a significant improvement in the primary endpoint of ETT duration in the group receiving Generx as compared to the placebo group. These improvements in exercise capacity were statistically significant with respect to the primary endpoint as measured 12 weeks following intracoronary administration; and a subsequent patient follow-up showed that the differences between the Generx and placebo groups were even greater after 6 months.

Third, a protocol-specified subgroup analysis by gender in AGENT-3 revealed a significant increase in the primary endpoint of ETT duration among women with angina, an improvement that was also maintained 6 months after the one-time infusion of Generx. Additional data from the subgroup meta-analysis of all women participating in the AGENT-3 and AGENT-4 clinical studies showed that Generx had a statistically significant effect on improvements in overall exercise treadmill time, time to onset of angina during ETT, exercise time to 1 mm ST-segment depression on electrocardiogram, and CCS Class, each as compared to the placebo control group.

The AGENT clinical studies have involved 663 patients with angina who were enrolled at more than one hundred leading medical centers in the U.S., Canada, Europe and South America. All of the AGENT clinical studies have been conducted in a randomized, placebo-controlled and “double-blind” manner so that neither patients nor their doctors knew whether a patient had received a one-time infusion of Generx or a placebo.

As reported previously and as seen in other studies involving exercise treadmill testing, a substantial placebo response, which may be further accentuated by accompanying exercise or lifestyle changes, was observed among healthier patients. The occurrence of such a placebo response, particularly one affecting exercise capacity, tends to limit drug versus placebo distinctions among more exercise-competent subgroups when using the treadmill test. In line with those observations, the meta-analysis of the AGENT-3 and AGENT-4 studies showed that among a subgroup of patients, particularly men who were younger and more capable of exercise, there was a substantial placebo response. Among women, who have generally been under-represented in cardiovascular clinical trials despite a high incidence of heart disease, the observed placebo response was substantially less and the apparent treatment effect was therefore greater – even when women with less severe forms of angina were included. Among both men and women, when patients were more exercise-limited to begin with, the placebo response was relatively limited. Importantly, the group of exercise-limited patients that had received Generx experienced a substantial improvement in exercise time on ETT whereas the placebo group did not, a difference that was both statistically significant and maintained over time.

As summarized by the AGENT clinical investigators in the abstract presented at the ASGT, “the results of this meta-analysis suggest that Ad5FGF-4 may have a clinically meaningful and measurable effect on ETT and other measures of angina in women with recurrent angina, and potentially in both men and women that are older than 55 and have limited exercise capacity.”

The results from the AGENT-3 and AGENT-4 clinical studies were also complemented by the prior AGENT-2 placebo-controlled mechanism of action study (Grines et al., J AM Coll Cardiol 2003; 42:1339-47), which showed substantial improvements in blood flow within the affected heart muscle among both men and women in the Generx group (as measured by single photon emission computed tomography (SPECT) perfusion). The treatment effect for myocardial perfusion observed in the AGENT-2 study was similar in magnitude to blood flow results reported in the literature for patients at one year after undergoing revascularization procedures (coronary bypass graft surgery or angioplasty). The Generx group in AGENT-2 also showed substantial reductions in the occurrence of angina and the need for anti-anginal medications such as nitroglycerin.

Based on the results of these clinical studies, Cardium is now moving forward with a comprehensive clinical development plan to support the initiation of late-stage, multi-center clinical studies of Generx in men and women. The Company will be meeting with the FDA to review these and other important clinical findings from the AGENT programs. It is anticipated that these new clinical studies will be initiated in the latter half of 2006. The Company plans to report further details regarding its Generx development program following meetings with the FDA.

“These positive findings indicate that Generx can bring about substantial and long-term improvements in a number of important indicators that are closely associated with heart disease,” noted Christopher J. Reinhard, Chairman and CEO of Cardium. “These studies are also consistent with a growing awareness that cardiovascular disease in men and women may be somewhat different and that differences in testing methods may be appropriate. While men have long been a focus with respect to heart disease, it is well-documented that women have been largely under-represented in cardiovascular clinical trials despite the fact that heart disease is now the leading cause of death among adult women in both the U.S. and Europe. Our clinical studies appear to be at the forefront of this important and timely issue in both men’s and women’s health. Following our previous confirmation that Generx can bring about substantial improvements in blood flow within the ischemic heart – of a magnitude similar to those seen after bypass surgery or angioplasty – these trials collectively provide a robust database for guiding confirmatory studies of this breakthrough product candidate.”

Women With Heart Disease

In the United States, an estimated six million American women are currently living with coronary heart disease and more than three million women suffer from angina. Coronary artery disease is the leading cause of death in adult women, killing over 200,000 a year in the United States. The U.S. Department of Health and Human Services reports that one in every three women will die of heart disease compared to one in 30 women who will die of breast cancer. The American Heart Association reports that more women’s lives were claimed by cardiovascular disease than by the next five leading causes of death combined (all cancers, chronic obstructive pulmonary disease (COPD), Alzheimer’s, diabetes and accidents). Despite these stark statistics, surveys indicate that nearly half of women are not aware that heart disease is the leading cause of death among women, and only 20 percent identified heart disease as the greatest health problem facing women today. Women are also less likely to be referred for coronary angiography, undergo stress ECG testing, or be referred for revascularization procedures even when the disease is confirmed. It has been reported that since 1984 more women than men have died each year from heart disease. Before the age of 60, women are less likely to develop heart disease, but when it does occur women often fare worse than men.

Differences between men and women with coronary artery disease are not fully understood. Some researchers believe the differences may be the result of microvascular disease, the narrowing or stiffening of the smaller arteries that nourish the heart. While microvascular disease is believed to affect both men and women with coronary heart disease, the prevalence is apparently somewhat higher in women and in patients with diabetes. According to a National Institutes of Health report issued in a special supplement to the February 2006 issue of the Journal of American College of Cardiology (JACC), as many as three million women suffer from microvascular coronary artery disease. These patients have chest pain and abnormal stress tests—yet their coronary arteries often appear normal or minimally diseased on a coronary angiogram. The Company’s lead product candidate, Generx, is believed to stimulate the growth of new microvascular collateral blood vessels (angiogenesis) in ischemic regions of the heart. More information about women and heart disease is available from the National Coalition of Women with Heart Disease. Women with heart disease have also been the focus of recent peer-reviewed articles appearing in the February 2006 issue of JACC, and in a series of scientific articles presented in the January 31, 2006 edition of Circulation, and in the general media, as in the recent New York Times article, In Heart Disease, the Focus Shifts to Women. Links to these and other resources are provided at our website (http://www.cardiumthx.com/flash/resources.html).

Men With Heart Disease

In the United States, one in four men has some form of cardiovascular disease. Of these, more than seven million American men are currently living with coronary heart disease and more than three million men suffer from angina. The American Heart Association reports that more men’s lives were claimed by cardiovascular disease than by the next three leading causes of death combined (all cancers, accidents and COPD). Coronary artery disease is the leading cause of death among American adult men, killing over 200,000 a year. The U.S. prevalence of angina, which can severely limit patients’ daily activities, is slightly less in men than in women, but the age-adjusted prevalence of heart attacks or myocardial infarction is significantly higher in men than in women. Men also tend to develop coronary heart disease at a younger age than women; however, development of the disease increases substantially in post-menopausal women and by their mid-70s men and women are affected in roughly equal numbers. Men have represented the majority of participants in most clinical studies of heart disease.

Of the major interventions performed for treating severe coronary heart disease in the United States, namely percutaneous coronary intervention (PCI or angioplasty) and coronary artery bypass graft (CABG) surgeries, more than one million procedures are performed annually and more than two-thirds of these are performed on men. While angioplasty and stenting or CABG surgeries can be used to mechanically open or surgically bypass blockages of the large epicardial blood vessels that surround the myocardium, neither angioplasty nor CABG are believed to be capable of also addressing blockages or flow limitations affecting the mid-sized to smaller blood vessels which are located deeper within the heart muscle. These deeper blood vessels, which form the underlying coronary “microcirculation,” are directly responsible for conveying oxygenated blood into close proximity with the adjacent heart tissue. In addition, microcirculatory impedance or resistance to flow at the downstream level can contribute substantially to reducing overall blood flow through the myocardium – which may be a contributory cause of ischemia in patients with heart disease. In that regard, many patients continue to experience angina even after surgical and other interventions have been performed to mechanically open or bypass accessible portions of the large upstream blood vessels that initially conduct blood flow into the heart.

Cardiovascular disease is also becoming the number one health problem globally. According to the World Health Organization, by 2020 heart disease and stroke will be the leading causes of death and disability worldwide, with the number of fatalities projected to increase to more than 20 million per year. Additional information regarding heart disease in both men and women can be found in the publications of the American Heart Association, including Heart Disease and Stroke Statistics, and in the reports of the World Health Organization and its affiliates.

About Generx

Generx (alferminogene tadenovec) is the lead development product in a new class of cardiovascular biologics that is being developed to leverage the body’s natural healing processes in response to repeated ischemic stress (insufficient blood flow and myocardial oxygen supply due to severe coronary artery disease). The natural biologic response to repeated transient ischemia is angiogenesis, the growth of new collateral blood vessels, which is orchestrated by a complex and incompletely understood cascade involving many myocardial-derived growth factors. These newly-formed vessels can effectively augment blood flow and oxygen delivery to parts of the patient’s heart downstream from a blockage in a coronary artery. In many patients however, including those with recurrent angina, coronary collateral vessel formation is insufficient to meet the heart’s needs during stress. Currently available anti-anginal drugs, which may provide temporary symptomatic relief, are generally designed to alter the oxygen demand of the heart muscle or dilate vessels to relieve angina without changing the underlying medical condition.

About Cardium

Cardium Therapeutics, Inc., founded in 2003 and headquartered in San Diego, is a medical technology company primarily focused on the development, manufacture and sale of innovative therapeutic products for cardiovascular and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later-

stage product candidate, Generx™, and completed a $30 million financing. Generx (alferminogene tadenovec) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. In March 2006, Cardium also acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of therapeutic hypothermia, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurologic outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study will be reproduced in a subsequent study or studies, that planned clinical trials can be initiated in a timely manner or performed efficiently, that clinical trials and other efforts to accelerate the development of our Generx™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be safe or effective, that third parties on whom we depend will perform as anticipated, that our products or product candidates will lead to value enhancing or partnering opportunities, or that we will succeed in enhancing long-term shareholder value. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of DNA-based cardiovascular therapeutics and therapeutic hypothermia devices, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2006 Cardium Therapeutics, Inc.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

InnerCool Therapies®, Innercool®, and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.